Exhibit 2.4

EXECUTION VERSION

SERVICES AGREEMENT

dated as of April 6, 2015

between

HOME LOAN SERVICING SOLUTIONS, LTD.

and

HLSS ADVANCES ACQUISITION CORP.

i

SERVICES AGREEMENT

THIS SERVICES AGREEMENT, is made as of April 6, 2015 (the “Agreement”) by and between HOME LOAN SERVICING SOLUTIONS, LTD., a Cayman Islands exempted company (the “Company”), and HLSS ADVANCES ACQUISITION CORP., a Delaware corporation (together with its permitted assignees, the “Provider”).

WHEREAS, concurrently with the execution of this Agreement, the Company and the Provider entered into the Share and Asset Purchase Agreement (the “Purchase Agreement”), pursuant to which subsidiaries of the Provider have acquired and assumed substantially all of the assets and liabilities of the Company and its subsidiaries; and

WHEREAS, the Purchase Agreement provides that the Company and the Provider would enter into this Agreement concurrently with the closing of the transactions contemplated by the Purchase Agreement.

NOW THEREFORE, IN CONSIDERATION OF THE MUTUAL AGREEMENTS HEREIN SET FORTH, THE PARTIES HERETO AGREE AS FOLLOWS:

SECTION 1. DEFINITIONS.

The following terms have the meanings assigned them:

(a) “Agreement” means this Services Agreement, as amended from time to time.

(b) “Board of Directors” means the Board of Directors of the Company.

(c) “Code” means the Internal Revenue Code of 1986, as amended.

(d) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(e) “Governing Instruments” means, with regard to any entity, the memorandum and articles of association of a Cayman Islands exempted company, the articles of incorporation and bylaws in the case of a corporation, certificate of limited partnership (if applicable) and the partnership agreement in the case of a general or limited partnership or the articles of formation and the operating agreement in the case of a limited liability company.

(f) “Independent Directors” means the members of the Board of Directors who are not officers or employees of the Provider.

(g) “Investment Company Act” means the Investment Company Act of 1940, as amended.

(h) “Investments” means the investments of the Company.

(i) “Ordinary Share” means a share of capital stock of the Company now or hereafter authorized as ordinary voting stock of the Company.

(j) “Subsidiary” means any subsidiary of the Company and any partnership, the general partner of which is the Company or any subsidiary of the Company and any limited liability company, the managing member of which is the Company or any subsidiary of the Company.

SECTION 2. APPOINTMENT AND DUTIES OF THE PROVIDER.

(a) The Company hereby appoints the Provider to manage the assets and affairs of the Company in accordance with the terms and conditions set forth in this Agreement and, in all cases, in accordance with the Plan of Complete Liquidation and Dissolution (as defined in the Purchase Agreement and referred to herein as the “Wind-Down Plan”), and the Provider hereby agrees to use its reasonable best efforts to perform each of the duties set forth herein. The appointment of the Provider shall be exclusive to the Provider except to the extent that the Provider otherwise agrees, in its sole and absolute discretion, and except to the extent that the Provider elects, pursuant to the terms of this Agreement, to cause the duties of the Provider hereunder to be provided by third parties.

(b) The Provider will be responsible for the operations of the Company and will perform (or cause to be performed) such services and activities relating to the assets and operations of the Company as may be appropriate (and in all cases, in accordance with the Wind-Down Plan), including, without limitation:

(i) administering the Wind-Down Plan;

(ii) handling (including defending, prosecuting or resolving) all claims, disputes or controversies (including any litigation, arbitration, governmental investigations or inquiries, or any other proceedings or negotiations) in which the Company is a party or may otherwise be involved;

(iii) administering the day-to-day operations of the Company and performing and supervising the performance of such other administrative functions necessary in the management of the Company;

(iv) communicating on behalf of the Company with the holders of any equity or debt securities of the Company as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders;

(v) assisting the Company in complying with all applicable laws, including federal securities laws, as well as all regulatory requirements applicable to the Company in respect of its business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents required under the Exchange Act and the Securities Act of 1933, as amended;

(vi) taking actions to enable the Company to make required tax filings and reports, including soliciting stockholders for required information to the extent provided by the provisions of the Code;

(vii) performing such other services and taking such actions as the Provider may deem necessary, desirable or appropriate, in its sole and absolute discretion, in connection with the foregoing duties; and

(viii) on behalf of the Company, entering into, making and performing contracts, agreements and other undertakings of every kind necessary, advisable or incidental in the determination of the Provider to the operations of the Company.

(c) The Provider may retain, for and on behalf, and at the sole cost and expense, of the Company, such services of accountants, legal counsel, appraisers, insurers, brokers, transfer agents, registrars, developers, investment banks, financial advisors, banks and other lenders and others as the Provider deems reasonably necessary or advisable in connection with the management, operations and winding up of the Company. Notwithstanding anything contained herein to the contrary, the Provider shall have the right to cause any such services to be rendered by its employees or affiliates. The Company shall pay or reimburse the Provider or its affiliates performing such services (other than wages and salaries of the Provider’s officers and employees) for the cost thereof; provided, that such costs and reimbursements are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis.

(d) The Provider shall prepare, or cause to be prepared, at the sole cost and expense of the Company, all reports, financial or otherwise, with respect to the Company reasonably required by the Board of Directors in order for the Company to comply with its Governing Instruments or any other materials required to be filed with any governmental body or agency, and shall prepare, or cause to be prepared, all materials and data necessary to complete such reports and other materials including, without limitation, an annual audit of the Company’s books of account by a nationally recognized independent accounting firm.

SECTION 3. ADDITIONAL ACTIVITIES.

(a) Nothing herein shall prevent the Provider or any of its affiliates or any of the officers and employees of any of the foregoing from engaging in other businesses or from rendering services of any kind to any other person or entity.

(b) Managers, stockholders, partners, officers, employees and agents of the Provider or affiliates of the Provider may serve as directors, officers, employees, agents, nominees or signatories for the Company or any Subsidiary, to the extent permitted by their Governing Instruments, as from time to time amended, or by any resolutions duly adopted by the Board of Directors pursuant to the Company’s Governing Instruments. When executing documents or otherwise acting in such capacities for the Company, such persons shall use their respective titles in the Company.

SECTION 4. AGENCY.

The Provider shall act as agent of the Company in managing, operating and winding up the affairs of the Company and handling (including defending, prosecuting or resolving) any claims, disputes or controversies (including any litigation, arbitration, governmental investigations or inquiries, or any other proceedings or negotiations) of or against the Company, the Board of Directors, holders of the Company’s securities or the Company’s representatives or properties.

SECTION 5. BANK ACCOUNTS.

The Provider may establish and maintain one or more bank accounts in the name of the Company or any Subsidiary (any such account, a “Company Account”), and may collect and deposit funds into any such Company Account or Company Accounts, and disburse funds from any such Company Account or Company Accounts; and the Provider shall from time to time render appropriate accountings of such collections and payments to the Board of Directors and, upon request, to the auditors of the Company or any Subsidiary.

SECTION 6. RECORDS; CONFIDENTIALITY.

The Provider shall maintain appropriate books of accounts and records relating to services performed under this Agreement, and such books of account and records shall be accessible for inspection by representatives of the Company or any Subsidiary at any time during normal business hours upon one (1) business day’s advance written notice. The Provider shall keep confidential any and all information obtained in connection with the services rendered under this Agreement and shall not disclose any such information to nonaffiliated third parties except with the prior written consent of the Board of Directors.

SECTION 7. CONSIDERATION.

The parties hereto agree that this Agreement is entered into upon the exchange of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, in connection with sale of assets by the Company to the Provider.

SECTION 8. EXPENSES OF THE COMPANY.

(a) The Company shall pay all of its expenses and shall reimburse the Provider for all reasonable expenses of the Provider actually incurred on the Company’s behalf (collectively, the “Expenses”). Expenses include all costs and expenses which are expressly designated elsewhere in this Agreement as the Company’s, together with the following:

(i) expenses in connection with administering the Wind-Down Plan (as defined in the Purchase Agreement);

(ii) costs of legal, accounting, tax, auditing, administrative and other similar services rendered for the Company by providers retained by the Provider or, if provided by the Provider’s employees, in amounts which are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis;

(iii) the compensation and expenses of the Independent Directors;

(iv) compensation and expenses of the Company’s custodian and transfer agent, if any;

(v) all insurance costs incurred in connection with the operation of the Company’s business except for the costs attributable to: (i) the insurance that the Provider elects to carry for itself and its employees or (ii) liability insurance to indemnify the Company’s directors and officers;

(vi) expenses relating to any office or office facilities maintained in whole or in part for the Company;

(vii) expenses connected with the payments of interest, dividends or distributions in cash or any other form made or caused to be made by the Board of Directors to or on account of the holders of securities of the Company or its Subsidiaries;

(viii) expenses connected with communications to holders of securities of the Company or its Subsidiaries and other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including, without limitation, all costs of preparing and filing required reports with the Securities and Exchange Commission, the costs payable by the Company to any transfer agent and registrar in connection with the listing and/or trading of the Company’s stock on any exchange, the fees payable by the Company to any such exchange in connection with its listing, costs of preparing, printing and mailing the Company’s annual report to its shareholders and proxy materials with respect to any meeting of the shareholders of the Company; and

(ix) all other expenses actually incurred by the Provider which are reasonably necessary for the performance by the Provider of its duties and functions under this Agreement.

(b) The Provider shall bear expenses consisting of wages and salaries and benefits of the Provider’s officers and employees.

SECTION 9. CALCULATIONS OF EXPENSES.

The Provider shall prepare a statement documenting the Expenses of the Company and the Expenses incurred by the Provider on behalf of the Company during each calendar month, and shall deliver such statement to the Company or the Board of Directors within 20 days after the end of each calendar month. Expenses incurred by the Provider on behalf of the Company shall be reimbursed monthly to the Provider on the first business day of the month immediately following the date of delivery of such statement.

SECTION 10. LIMITS OF PROVIDER RESPONSIBILITY.

The Provider assumes no responsibility under this Agreement other than to render the services called for under this Agreement in good faith and shall not be responsible for any action of the Board of Directors in following or declining to follow any advice or recommendations of the Provider. The Provider, its stockholders, managers, officers and employees will not be liable to the Company or any Subsidiary, to the Board of Directors, or the Company’s or any Subsidiary’s stockholders or partners for any acts or omissions by the Provider, its stockholders, managers, officers or employees, pursuant to or in accordance with this Agreement, except by reason of acts constituting bad faith, willful misconduct, gross negligence or reckless disregard of the Provider’s duties under this Agreement.

SECTION 11. NO JOINT VENTURE.

Nothing in this Agreement shall be construed to make the Company and the Provider partners or joint venturers or impose any liability as such on either of them.

SECTION 12. TERM; TERMINATION.

(a) Until this Agreement is terminated in accordance with its terms, this Agreement shall be in effect until the date that is one (1) year after the date hereof, and thereafter on each anniversary of such date be deemed renewed automatically each year for an additional one-year period (the “Term”). No later than sixty (60) days prior to the anniversary date of this Agreement of any year during the Term, the Provider may deliver written notice to the Company informing it of the Provider’s intention not to renew the Term, whereupon the Term of this Agreement shall not be renewed and extended and this Agreement shall terminate effective on the anniversary date next following the delivery of such notice.

(b) The Board of Directors may terminate this Agreement for the Company upon thirty (30) days prior written notice of termination to the Provider, in the event of any act of fraud, misappropriation of funds, or embezzlement against the Company or other willful violation of this Agreement by the Provider in its corporate capacity (as distinguished from the acts of any employees of the Provider) under this Agreement or in the event of any gross negligence on the part of the Provider in the performance of its duties under this Agreement.

(c) If this Agreement is terminated pursuant to this Section 12, such termination shall be without any further liability or obligation of either party to the other. In addition, Section 10 of this Agreement shall survive termination of this Agreement.

SECTION 13. ASSIGNMENT.

(a) Except as set forth in Section 13(b) of this Agreement, this Agreement shall terminate automatically in the event of its assignment, in whole or in part, by the Provider, unless such assignment is consented to in writing by the Company with the consent of a majority of the Independent Directors. Any such permitted assignment shall bind the assignee under this Agreement in the same manner as the Provider is bound, and the Provider shall be liable to the Company for all errors or omissions of the assignee under any such assignment. In addition, the assignee shall execute and deliver to the Company a counterpart of this Agreement naming such assignee as Provider. This Agreement shall not be assigned by the Company without the prior written consent of the Provider, except in the case of assignment by the Company to another organization which is a successor (by merger, consolidation or purchase of assets) to the Company, in which case such successor organization shall be bound under this Agreement and by the terms of such assignment in the same manner as the Company is bound under this Agreement.

(b) Notwithstanding any provision of this Agreement, the Provider may subcontract and assign any or all of its responsibilities under this Agreement to any of its affiliates in accordance with the terms of this Agreement applicable to any such subcontract or assignment, and the Company hereby consents to any such assignment and subcontracting; provided, however, that any such assignment by Provider shall not diminish any of the Provider’s obligations with respect to the services to be provided under this Agreement. In addition, nothing contained in this Agreement shall preclude any pledge, hypothecation or other transfer of any amounts payable to the Provider under this Agreement.

SECTION 14. NOTICES.

Unless expressly provided otherwise in this Agreement, all notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered against receipt or upon actual receipt of (i) personal delivery, (ii) delivery by reputable overnight courier, (iii) delivery by facsimile transmission or email against answerback, or (iv) delivery by registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

(a)	If to the Company:

Home Loan Servicing Solutions, Ltd.

c/o Intertrust Corporate Services (Cayman) Limited

190 Elgin Avenue

George Town, Grand Cayman KY1-9005

Email:	michael.lubin@hlss.com
james.lauter@hlss.com

Attention:	Michael Lubin, General Counsel
James E. Lauter, Chief Financial Officer

(b)	If to the Provider:

HLSS Advances Acquisition Corp.

1345 Avenue of the Americas

46th Floor

New York, New York 10105

Facsimile: (212) 798-6070

Email: cmacdougall@fortress.com

Attention:	Cameron MacDougall, Esq.

Either party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 14 for the giving of notice.

SECTION 15. BINDING NATURE OF AGREEMENT; SUCCESSORS AND ASSIGNS.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns as provided in this Agreement.

SECTION 16. ENTIRE AGREEMENT.

This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter of this Agreement. The express terms of this Agreement control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms of this Agreement. This Agreement may not be modified or amended other than by an agreement in writing.

SECTION 17. CONTROLLING LAW.

This Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of New York, notwithstanding any New York or other conflict-of-law provisions to the contrary.

SECTION 18. INDULGENCES, NOT WAIVERS.

Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

SECTION 19. TITLES NOT TO AFFECT INTERPRETATION.

The titles of paragraphs and subparagraphs contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation of this Agreement.

SECTION 20. EXECUTION IN COUNTERPARTS.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts of this Agreement, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

SECTION 21. PROVISIONS SEPARABLE.

The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

SECTION 22. GENDER.

Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

HOME LOAN SERVICING SOLUTIONS, LTD.,

By:	/s/ James E. Lauter
Name:	James E. Lauter
Title:	Senior Vice President

HLSS ADVANCES ACQUISITION CORP.

By:	/s/ Cameron MacDougall
Name:	Cameron MacDougall
Title:	Secretary